Exhibit 10.1

                                                               December, 1997

                                  Trion, Inc.
                         1998 Management Incentive Plan

The Management Incentive Plan (MIP) is for Company officers and other key staff residing in the United States. The Compensation Committee of the Board of Directors (Committee) will administer the MIP with assistance from the Chief Executive Officer.

The Committee shall determine annually those persons who will participate in the MIP. It is anticipated that only those executives who have a significant and recurring impact on the Company's annual operating results will be eligible. Based on the present organizational structure, only officers and other members of the management team will be eligible.

The MIP will be awarded if a minimum working capital hurdle rate is achieved for the year. This hurdle rate is defined as the twelve-month average of inventory plus accounts receivable less accounts payable divided by the sales volume on a consolidated basis.

The targeted incentive, as a percentage of base salary, will vary by position and responsibility and may be changed by the Committee from one year to the next or for organizational changes during the year. Following are the current relationships:
                                 Target
                                Incentive           Incentive Basis
                                --------- ------------------------------------
                                 Percent Company Business Unit Individual of Base Performance Performance Performance

President and CEO                  50%        80%          -            20%
Vice President and CFO             35%        80%          -            20%
Vice Presidents; Sales/Marketing   50%         -          80%           20%
Vice President Engineering         35%         -          80%           20%
Vice President Finance             35%         -          80%           20%
Other Key Management Employees   15%-35%       -          80%           20%

Consolidated Company performance will be measured and weighted as follows:

                    Net sales                     40%
                    Income before Taxes           60%

Business unit performance is measured on a similar basis using net sales and operating income with the specific weighting determined by the individual position.

Each target will be established annually at the beginning of the year.
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                                                             December, 1997

Individual performance goals will be established by the officer responsible and the participant after discussions and analyses of current requirements. Individual goals will be set to enhance achievement of Company goals and will be weighted accordingly.

The incentive related to each element of the Company's performance and Business Unit performance will be earned as follows:


                                                   Percentage of
                   Attainment                     Incentive Earned
                   ----------                     ----------------
                   Threshold                               0%
                   Target                                100%
                   Maximum                               150%

The amount of incentive earned will be prorated for actual performance between the threshold and maximum levels.

Performance targets will be established annually at the discretion of the Compensation Committee with the assistance of the Chief Executive Officer.

Acquisitions made in 1998 are not included.

Extraordinary or unusual events will be excluded from measurement of the Company, Business Unit and Individual performances. The Committee will determine the events considered extraordinary or unusual and will use generally accepted accounting principles as a guideline in the determination.

It is anticipated that the incentive will be paid to participants annually after completion of the audit by independent accountants. If employment is terminated by reason of death, disability or retirement during the plan year, the participant will receive a pro rata share of the incentive earned for the year. For determining the pro rata share, months employed during the year will be rounded up to the next highest full month. If a participant's employment is terminated during the plan year for any other reason, pro rata payment of the incentive will be at the sole discretion of the Committee.